Exhibit 23




                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------



The Board of Trustees
World Acceptance Corporation Retirement Savings Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-14399) on Form S-8 of World Acceptance Corporation of our report dated May 26, 2000, relating to the statements of net assets available for benefits of the World Acceptance Corporation Retirement Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 11-K of the World Acceptance Corporation Retirement Savings Plan.



Greenville, South Carolina                           /s/ KPMG LLP
June 26, 2000